On Stamp Paper of INR 200

February 2 2011

ICICI Bank Limited, New York Branch

500 Fifth Avenue

New York, New York 10110

Re:	Jubilant Life Sciences Limited.- Loan and Security Agreement dated February 2,2012 executed between Jubilant Cadista Pharmaceuticals Inc. and ICICI Bank Limited, New York Brach (the “Agreement”)

Ladies and Gentlemen:

On behalf of Jubilant Life Sciences Limited , we hereby unconditionally and irrevocably confirm to you with respect to the Agreement executed by our step down subsidiary, Jubilant Cadista Pharmaceuticals Inc.- (“Jubilant”), in favor of ICICI Bank Limited, New York Branch (the “Bank”) that:

1.	We have reviewed a copy of the Agreement as executed by Jubilant.
2.	We confirm to the Bank and agree, that for as long as Jubilant owes any money to the Bank under the Agreement and the other Credit Documents (as defined therein), we shall (i) not sell our “Controlling Interest” (as defined below) in Jubilant during the time that the Agreement remains in force and effect and that any amounts/monies remain outstanding under the Agreement; and (ii) exercise Management Control over the Borrower, Jubilant.
3.	We hereby undertake that if at any time during the tenure of the Agreement, we reduce our Controlling Interest and/or do not exercise Management Control over the Borrower, the same shall amount to an Event of Default under the Agreement, allowing the Lender to take any action as permitted under the Agreement or applicable law..

A “Controlling Interest” means that Jubilant Life Sciences Limited shall at all such times during the time that the Agreement remains in force and effect own directly or indirectly at least 51% of the common shares of capital stock of Jubilant

“Management Control” shall mean with respect to the Borrower, (i) the direct or indirect ownership over at least 51% of the issued and paid up equity share capital of the Borrower by Jubilant Life Sciences Limited; and (ii) the right of the Jubilant Life Sciences Limited to control the management and policy decisions affecting the Borrower whether through ownership or by agreement or otherwise; and (iii) ability to appoint the majority directors on the board.

All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

We understand that the Bank is relying on the undertakings and commitments expressed above for entering into the Agreement with Jubilant, and we shall faithfully comply with our obligations and commitments expressed herein. We also understand that any breach of the provisions of this Undertaking will be deemed to be an Event of Default under the Agreement permitting the Lender to avail of all or any of the right/remedies that the Lender may have under the Agreement.

This undertaking shall be governed by laws of India.

Respectfully submitted,

Jubiliant Life Sciences Limited.

By: /s/ R Sankaraiah

Name & Title: R Sankaraiah, Director

Agreed and Acknowledged by:

The Cadista Holdings Inc, (“Cadista”) a subsidiary of the Jubilant Life Sciences Limited hereby confirms that it has read and understood the terms and conditions of this Undertaking. Cadista understands and acknowledges that it has been notified about the existence, and the provisions, of this Undertaking, and recognizes the rights of the Lender, and the obligations of the Jubilant Life Sciences Limited, under this Undertaking. Cadista agrees and undertakes that it will not, and it will not permit the Jubilant Life Sciences Limited, to take any action, which by itself or which considered in aggregate with other actions, would lead to non-compliance with the provisions of this Undertaking.

Cadista Holdings Inc

By: /s/ Kamal Mandan

Name & Title: KAMAL MANDAN, CFO

Agreed and Acknowledged by

Jubilant Cadista Pharmaceutical Inc

By: /s/ Kamal Mandan

Name & Title: KAMAL MANDAN, CFO

- 2 -